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                                  VASTERA, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

                         EFFECTIVE DATE: MARCH 29, 2001

Dear ____________:

As you know, Vastera, Inc., a Delaware corporation ("VASTERA"), acquired Speed Chain Network, Inc. ("TARGET") on March 29, 2001 (the "CLOSING DATE") (the "ACQUISITION"). In the Acquisition, each share of Target common stock was exchanged for 0.06918 of a share (the "EXCHANGE RATIO") of Vastera common stock, par value $0.01 per share (the "VASTERA STOCK"). On the Closing Date you held one or more outstanding options to purchase shares of Target common stock, no par value (the "TARGET STOCK"), granted to you under the Speed Chain Network, Inc. 2000 Stock Option Plan (the "PLAN") and documented with a Stock Option Agreement(s) and/or Notice(s) of Grant of Stock Option (collectively, the "OPTION AGREEMENT") issued to you under the Plan (the "TARGET OPTIONS"). In accordance with the Acquisition, on the Closing Date Vastera assumed all obligations of Target under the Target Options. This Agreement evidences the assumption of the Target Options, including the necessary adjustments to the Target Options required by the Acquisition.

Your Target Options immediately before and after the Acquisition are as follows:

----------------------------------------------------------------------------------------------------------------------
                   TARGET STOCK OPTIONS                                      VASTERA ASSUMED OPTIONS
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  Number of Shares of Target       Target Exercise Price         Number of Shares of        Vastera Exercise Price
            Stock                        Per Share                  Vastera Stock                  Per Share
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
                                             $                                                      $
----------------------------------------------------------------------------------------------------------------------

The post-Acquisition adjustments are based on the Exchange Ratio and are intended to: (i) assure that the total spread of each assumed Target Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition; and (iii) to the extent applicable and allowable by law, to retain incentive stock option ("ISO") status under the Federal tax laws.

Unless the context otherwise requires, any references in the Plan and the Option Agreement (i) to the "COMPANY" or the "CORPORATION" means Vastera, (ii) to "STOCK," "COMMON STOCK" or "SHARES" means shares of Vastera Stock, (iii) to the "BOARD OF DIRECTORS" or the "BOARD" means the Board of Directors of Vastera and
(iv) to the "COMMITTEE" means the Compensation Committee of the Board of Directors of Vastera. All references in the Option Agreement and the Plan relating to your status as an employee of Target will now refer to your status as an employee of Vastera or any present or future Vastera subsidiary, if applicable. To the extent the Option Agreement allowed you to deliver shares of Target common stock as payment for the exercise price, shares of Vastera common stock may be delivered in payment of the adjusted exercise price, and the period for which such shares were held as Target common stock prior to the Acquisition will be taken into account.

The grant date, vesting commencement date, vesting schedule and the expiration date of your assumed Target Options remain the same as set forth in your Option Agreement, but the number of shares subject to each vesting installment has been adjusted to reflect the Exchange Ratio. All other provisions which govern either the exercise or the termination of the assumed Target Option remain the same as set forth in your Option Agreement, and the provisions of the Option Agreement (except

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as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of Vastera Stock. However, to the extent an item is not explicitly provided for in your option documents, Vastera policies will apply. Upon your termination of employment with Vastera you will have the limited time period specified in your Option Agreement to exercise your assumed Target Option to the extent vested and outstanding at the time, generally a 30-day period, after which time your Target Options will expire and NOT be exercisable for Vastera Stock.

To exercise your assumed Target Option, you must deliver to Vastera (i) a written notice of exercise for the number of shares of Vastera Stock you want to purchase, (ii) the adjusted exercise price, and (iii) all applicable taxes. The exercise notice and payment should be delivered to Vastera at the following address:

                     Vastera, Inc.
                     45025 Aviation Drive
                     Suite 300
                     Dulles, VA 20166
                     Attention: Senior Finance Administrator

Nothing in this Agreement or your Option Agreement interferes in any way with your rights and Vastera's rights to terminate your employment at any time, if applicable. Any future options, if any, you may receive from Vastera will be governed by the terms of the Vastera stock option plan, and such terms may be different from the terms of your assumed Target Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement and return it promptly to the address listed above. Until your fully executed agreement is received by Vastera's Stock Administration Department your Vastera account will not be activated. If you have any questions regarding this Agreement or your assumed Target Options, please contact Jo Wechselblatt at (703) 661-9006.

                              VASTERA, INC.


                              By:
                                 -------------------------------------------
                                  Philip J. Balsamo, Chief Financial Officer

                                 ACKNOWLEDGMENT

                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Target Options hereby assumed by Vastera are as set forth in the Option Agreement, the Plan, and such Stock Option Assumption Agreement.

DATED: ________________, 2001               __________________________________